STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

                                  by and among

                         BRIDGEPORT COMMUNICATIONS, INC.

                              a Florida Corporation

                                       and

                                WEALTHHOUND, INC.

                              a Florida Corporation

                          effective as of July 9, 1999



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                   STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

         THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this 9th day of July, 1999, by and among Bridgeport Communications, Inc., a Florida corporation with its principal place of business located at 444 Brickell Avenue, Suite 51-483, Miami, Florida 33131 ("Bridgeport"), WealthHound, Inc., a Florida Corporation with its principal place of business at 701 Brickell Avenue, Suite 3120, Miami, Florida 33131 ("WealthHound") and the individual listed on Exhibit "A" attached hereto and specifically incorporated herein by this reference (the "WealthHound Shareholder"), (WealthHound and WealthHound Shareholder jointly referred to as the "WealthHound").

                                    PREMISES

         A. This Agreement provides for the acquisition of WealthHound by Bridgeport whereby WealthHound shall become a wholly owned subsidiary of Bridgeport and in connection therewith, the issuance of 60,000,000 ($0.001 par value per share) shares of restricted common stock of Bridgeport to the WealthHound Shareholder as designated on Exhibit "A" and other consideration.

         B. The boards of directors of Bridgeport and WealthHound have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

                                    AGREEMENT

         NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                   ARTICLE I

                  REPRESENTATIONS, COVENANTS AND WARRANTIES OF
                                   BRIDGEPORT

         As an inducement to and to obtain the reliance of WealthHound, Bridgeport represents and warrants as follows:

         SECTION 1.1 ORGANIZATION. Bridgeport is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business

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transacted by it requires qualification. Included in the Bridgeport Schedules
(as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of Bridgeport as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Bridgeport's articles of incorporation bylaws. Bridgeport has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

         SECTION 1.2 CAPITALIZATION. The authorized capitalization of Bridgeport consists of 200,000,000 Common Shares, $0.001 par value per share. As of the date hereof, Bridgeport has 11,502,528 common shares issued and outstanding, of which 3,493,640 are unrestricted. Bridgeport is presently a public company listed on the NASDAQ OTC Bulletin Board.

As of the Closing Date hereof, no shares of Preferred Stock will be issued or outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Bridgeport has no other securities, warrants or options authorized or issued.

         SECTION 1.3 SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Bridgeport does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

         SECTION 1.4 OPTIONS AND WARRANTS. There are no existing options, warrants, calls or commitments of any character to which Bridgeport is a party and by which it is bound

         SECTION 1.5 FINANCING. Bridgeport undertook Regulation D 504 Offerings, whereby Bridgeport raised $ and issued shares of Bridgeport to such investors. Such shares are included in the issued and outstanding shares as set forth in
Section 1.2 hereinabove.

         SECTION 1.6 LITIGATION AND PROCEEDINGS. To the best of Bridgeport's knowledge and belief, there are no material actions, suits, proceedings or investigations pending or threatened by or against Bridgeport or affecting Bridgeport or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Bridgeport. Bridgeport does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default. Bridgeport is subject to certain liens and liabilities which WealthHound has acknowledged and agreed to accept.

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         SECTION 1.7 MATERIAL CONTRACT DEFAULTS. To the best of Bridgeport's knowledge and belief, Bridgeport is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Bridgeport, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Bridgeport has not taken adequate steps to prevent such a default from occurring.

         SECTION 1.8 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Bridgeport is a party or to which any of its properties or operations are subject.

         SECTION 1.9 GOVERNMENTAL AUTHORIZATIONS. To the best of Bridgeport's knowledge, Bridgeport has all licenses, franchises, permits or other governmental authorizations legally required to enable Bridgeport to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Bridgeport of this Agreement and the consummation of Bridgeport of the transactions contemplated hereby.

                                   ARTICLE II

                    REPRESENTATIONS, COVENANTS AND WARRANTIES
                                   WEALTHBOUND

         As an inducement to, and to obtain the reliance of Bridgeport, WealthHound represents and warrants as follows:

                                  ARTICLE III

         SECTION 3.1 ORGANIZATION. WealthHound is a corporation duly organized, validly existing and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or stales in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the WealthHound Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of WealthHound as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of WealthHound's certificate of incorporation or bylaws.

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WealthHound has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement. In addition WealthHound maintains a corporate office in New York, New York.

         SECTION 3.2 CAPITALIZATION. The authorized capitalization of WealthHound consists of 200.000,000 shares, .001 par value. As of the date hereof, there are 5,000,000 shares issued and outstanding to the following:
Rebecca Jane Brock-2,125,000; First Security Investments-1,250,000; Mathew Charles Sher-625,000; Eric Todd Seiden-625,000; Scott Brian Mager-250,000; and Quentin Road Productions, Inc.-125,000. All issued and outstanding WealthHound shares have been legally issued, partially paid, are nonassessable

         SECTION 3.3 SUBSIDIARIES. WealthHound has no subsidiary companies

         SECTION 3.4 TAX MATTERS; BOOKS & RECORDS.

         (a) The books and records, financial and others, of WealthHound are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

         (b) WealthHound has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

         SECTION 3.5 INFORMATION. The information concerning WealthHound as set forth in this Agreement and in the WealthHound Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         SECTION 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as described herein or in the WealthHound Schedules, since April 27, 1999:

         (a) WealthHound has not: (i) amended its certificate of incorporation or bylaws; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of WealthHound;
         (iii) made any material change in its method of management, operation or accounting; or (iv) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

         (b) WealthHound has not: (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been canceled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or

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         become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

         (c) (C)to the best knowledge of WealthHound, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of WealthHound.

         SECTION 3.7 TITLE AND RELATED MATTERS. WealthHound has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") which are reflected in the most recent WealthHound balance sheet and the WealthHound Schedules or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances. Except as set forth in the WealthHound Schedules, WealthHound owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with WealthHound's business. Except as set forth in the WealthHound Schedules, no third party has any right to, and WealthHound had not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of WealthHound or any material portion of its properties, assets or rights.

         SECTION 3.8 LITIGATION AND PROCEEDINGS. There are no actions, suits or proceedings pending or, to the best of WealthHound's knowledge and belief, threatened by or against or affecting WealthHound, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of WealthHound. WealthHound does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality,

         SECTION 3.9 CONTRACTS. On the Closing Date:

         (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which WealthHound is a party or by which it or any of its properties are bound;

         (b) WealthHound is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as WealthHound can now foresee) materially

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         and adversely affect, the business, operations, properties, assets or conditions of WealthHound; and

         (c) (C)WealthHound is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended;
         (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate;
         (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

         SECTION 3.10 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which WealthHound is a party or to which any of its properties or operations are subject.

         SECTION 3.11 MATERIAL CONTRACT DEFAULTS. To the best of WealthHound's knowledge and belief, WealthHound is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of WealthHound, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which WealthHound has not taken adequate steps to prevent such a default from occurring.

         SECTION 3.12 GOVERNMENTAL AUTHORIZATIONS. To the best of WealthHound's knowledge, WealthHound has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by WealthHound of the transactions contemplated hereby.

         SECTION 3.13 COMPLIANCE WITH LAWS AND REGULATIONS. To the best of WealthHound's knowledge and belief, WealthHound has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business; operations, properties, assets or condition of WealthHound or would not result in WealthHound's incurring any material liability.

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         SECTION 3.14 APPROVAL OF AGREEMENT. The holders of a majority of the
Common Voting Shares outstanding of WealthHound have authorized the execution and delivery of the Agreement by WealthHound and have approved the transactions contemplated hereby.

         SECTION 3.15 MATERIAL TRANSACTIONS OR AFFILIATIONS. As of the Closing Date, there will exist no material contract, agreement or arrangement between WealthHound and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by WealthHound to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of WealthHound and which is to be performed in whole or in part after the date hereof. WealthHound has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

         SECTION 3.16 LABOR RELATIONS. WealthHound has never had a work stoppage resulting from labor problems.

         SECTION 3.17 WEALTHHOUND SCHEDULES. Upon execution hereof, WealthHound shall deliver to Bridgeport the following schedules, which are collectively referred to as the "WealthHound Schedules" which are dated the date of this Agreement, all certified by an officer of WealthHound to be complete, true and accurate:

         (a) complete and correct copies of the certificate of incorporation, bylaws and amendments thereto of WealthHound as in effect as of the date of this Agreement;

         (b) copies of financial statement of WealthHound since incorporation of WealthHound in April, 1999;

         (c) copies of income and any other tax returns of WealthHound since incorporation of WealthHound in April, 1999 ;

         (d) all contracts of WealthHound presently in effect;

         (e) the description of any material adverse change in the business, operations, property, assets, or condition of WealthHound since April 27, 1999 required to be provided pursuant to Section 2.5; and

         (f) any other information, together *with any required copies of documents, required to be disclosed in the WealthHound Schedules by Sections 3.1 through 3.17.

         WealthHound shall cause the WealthHound Schedules and the instruments to be delivered to Bridgeport hereunder to be updated after the date hereof up to and including the Closing Date.

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                                   ARTICLE IV

                   EXCHANGE PROCEDURE AND OTHER CONSIDERATION

         SECTION 4.1 SHARE EXCHANGE/DELIVERY OF WEALTHHOUND SECURITIES. On the Closing Date, the holders of WealthHound Common Shares shall deliver to Bridgeport (i) certificates or other documents evidencing all of the issued and outstanding WealthHound Common Shares, duly endorsed in blank or with executed power attached thereto in transferrable form. On the Closing Date, all previously issued and outstanding Common Shares of WealthHound shall be canceled and all rights in respect thereof shall cease and Bridgeport shall receive such shares in WealthHound, so that WealthHound shall become a wholly owned subsidiary of Bridgeport. WealthHound's legal counsel shall take all appropriate action in Florida to confirm such transaction.

         SECTION 4.2 ISSUANCE OF WEALTHHOUND COMMON SHARES. In exchange for all of the WealthHound Common Shares tendered pursuant to Section 4.1, Bridgeport shall issue an aggregate of 60,000,000 "restricted" Bridgeport Common Shares to the WealthHound Shareholders. Such shares shall be "restricted" in accordance with Rule 144.

         SECTION 4.3 OTHER CONSIDERATION. WealthHound shall receive the following additional consideration:

         (a) Any and all shareholders of Bridgeport with more than 100,000 shares shall be restricted pursuant to a lock up agreement to be executed simultaneously with this agreement.

         (b) Both Bridgeport and WealthHound acknowledge and agree that Atlas Equity Group, In. Shall receive $250,000 as a fee for consulting services rendered in the execution of this Agreement.

         SECTION 4.4 EVENTS PRIOR TO CLOSING. Upon execution hereof or as soon thereafter as practical, management of WealthHound and Bridgeport shall execute, acknowledge and deliver (or shall cause lo be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced hereinbelow.

         SECTION 4.5 CLOSING. The closing ("Closing")of the transactions contemplated by this Agreement shall be on or about July 9, 1999 ("Closing Date").

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         SECTION 4.6 TERMINATION.

         (a) This Agreement may be terminated by the board of directors or majority interest of Shareholders of either Bridgeport or WealthHound, respectively, at any time prior to the Closing Date if:

                  (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgement of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

                  (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

         In the event of termination pursuant to this paragraph (a) of this
Section 4.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated;

         (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Bridgeport if WealthHound shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of WealthHound. If this Agreement is terminated pursuant to this paragraph (b)of this Section 4.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

         SECTION 4.7 DIRECTORS OF BRIDGEPORT AFTER ACQUISITION. Upon the Closing, Richard Herbst shall be removed from Board of Directors of Bridgeport and the following shall be named to the Board of Directors: Rebecca Brock. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.

         SECTION 4.7 OFFICERS OF BRIDGEPORT. Upon the closing, the following persons shall be elected as officers of Bridgeport in accordance with procedures set forth in the Bridgeport bylaws:

           NAME                               OFFICE
           ----                               ------
           Rebecca Brock                      President, Secretary and Treasurer

         SECTION 4.8 POST CLOSING REQUIREMENTS OF SURVIVING COMPANY. Subsequent to closing of this transaction, the surviving company (wholly-owned subsidiary of Bridgeport) shall undertake the following: (i) change the name of

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Bridgeport to WealthHound.com and obtain a new trading symbol and CUSlP number and (ii) Bridgeport's past management will cooperate and assist in the preparation cf all registration statements to be filed with the Securities and Exchange Commission

                                   ARTICLE V

                                SPECIAL COVENANTS

         SECTION 5.1 ACCESS TO PROPERTIES AND RECORDS. Prior to closing, WealthHound and Bridgeport will each afford to the officers and authorized representatives of the other full access to the properties, books and records of WealthHound, Bridgeport and as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of WealthHound, Bridgeport and as the case may be, as the other shall from time to time reasonably request.

         SECTION 5.2 AVAILABILITY OF RULE 144. Each of the parties acknowledge that the stock of both Bridgeport and to be issued pursuant to this Agreement will be "restricted securities, " as that term is defined in Rule 144 promulgated pursuant to the Securities Act. Bridgeport is under no obligation to register such shares under the Securities Act, or otherwise. The stockholders of Bridgeport and holding restricted securities of Bridgeport as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 5.2 shall survive the Closing and the consummation of the transactions herein contemplated. All "restricted" shares issued in accordance with this Agreement shall be restricted in accordance with Rule 144.

         SECTION 5.3 SPECIAL COVENANTS AND REPRESENTATIONS REGARDING THE WEALTHHOUND COMMON SHARES TO BE ISSUED IN THE EXCHANGE. The consummation of this Agreement, including the issuance of the Bridgeport and Common Shares to the Shareholders of WealthHound as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the WealthHound Shareholders acquire such securities.

         SECTION 5.4 THIRD PARTY CONSENTS. WealthHound and Bridgeport agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

         SECTION 5.5 ACTIONS PRIOR AND SUBSEQUENT TO CLOSING.

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         (a) From and after the date of this Agreement until the Closing Date and except as set forth in the WealthHound Schedules or as permitted or contemplated by this Agreement, WealthHound will each use its best efforts to:

                  (i) carry on its business in substantially the same manner as it has heretofore;

                  (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

                  (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

                  (iv) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

                  (v) maintain and preserve its business organization intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

                  (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

         (b) From and after the date of this Agreement until the Closing Date, WealthHound will not, without the prior consent of Bridgeport:

                  (i) except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

                  (ii) declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

                  (iii) enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

                  (v) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

                  (iv) purchase or redeem any Common Shares.

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SECTION 5.6       INDEMNIFICATION.

(a) WealthHound hereby agrees to indemnify Bridgeport and each of the officers, agents and directors of Bridgeport as of the date of execution of this Agreement including, but not limited to Richard Herbst, against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against and litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement, including, but not limited to, misrepresentations. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b) Bridgeport and its officers and directors hereby agrees to indemnify WealthHound and each of the officers, agents, directors and current shareholders of WealthHound as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement and particularly the representation regarding no liabilities referred to in Section 3.4 (b). The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF BRIDGEPORT

         The obligations of Bridgeport under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         SECTION 6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by WealthHound in this Agreement were true when made and shall be true at the Closing Date with the same ' force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and WealthHound shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by WealthHound prior to or at the Closing. Bridgeport shall be furnished with a certificate, signed by a duly authorized officer of WealthHound and dated the Closing Date, to the foregoing effect.

         SECTION 6.2 SHAREHOLDER APPROVAL. All of the Shareholders of WealthHound shall have approved this Agreement and the transactions contemplated herein.

         SECTION 6.3 OFFICER'S CERTIFICATE. Bridgeport shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of WealthHound to the effect that: (a) the representations and warranties of WealthHound set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) WealthHound has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Bridgeport, and WealthHound have not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) No litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of WealthHound, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the WealthHound Schedules, by or against WealthHound which might result in any material adverse change in any of the assets, properties, business or operations of WealthHound.

         SECTION 6.4 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations or WealthHound.

         SECTION 6.5 OPINION OF COUNSEL TO WEALTHHOUND. Bridgeport shall receive an opinion dated the Closing date of July 9, 1999, counsel to WealthHound, in substantially the following form:

         (a) WealthHound is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all material applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to conduct its business as now conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualifications;

         (b) To the best knowledge of such legal counsel, the execution and delivery by WealthHound of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of WealthHound's certificate of incorporation or Bylaws or violate any court order, writ, injunction or decree applicable to WealthHound, or its properties or assets;

         (c) (C)All issued and outstanding Share Certificates are legally issued, fully paid and nonassessable. Except as set forth in the WealthHound Schedules, to the best knowledge of such legal counsel, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating WealthHound to issue any additional Share Certificates.

         (d) This Agreement has been duly and validly authorized, executed and delivered by WealthHound;

         (e) To the best knowledge of such legal counsel, except as set forth in the WealthHound Schedules, there are no actions, suits or proceedings pending or threatened by or against or affecting WealthHound or its properties, at laws or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind;

         (f) WealthHound has taken all actions required by the applicable laws of Florida to permit the acquisition of the outstanding shares of WealthHound into Bridgeport.

         SECTION 6.6 OTHER ITEMS. Bridgeport shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Bridgeport may reasonably request.

                                  ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF WEALTHHOUND

         The obligations of WealthHound under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

         SECTION 7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Bridgeport in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Bridgeport shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Bridgeport prior to or at the Closing. WealthHound shall have been furnished with a certificate, signed by a duly authorized executive officer of Bridgeport and dated the Closing Date, to the foregoing effect.

         SECTION 7.2 OFFICER'S CERTIFICATE. WealthHound shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Bridgeport to the effect that: (a) the representations and warranties of Bridgeport set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) Bridgeport had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

         SECTION 7.3 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations or nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Bridgeport.

         SECTION 7.4 OPINION OF COUNSEL TO BRIDGEPORT. WealthHound shall receive an opinion dated the Closing Date of Richard I. Anslow &Associates, counsel to Bridgeport, in substantially the following form:

         (a) Bridgeport is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification;

         (b) To the best knowledge of such legal counsel, the execution and delivery by Bridgeport of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of Bridgeport's articles of incorporation or bylaws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement or other obligation or violate any court order, writ, injunction or decree applicable to Bridgeport or its properties or assets;

         (c) The authorized capitalization of Bridgeport consists of 200,000,000 shares of Common Stock, par value $0.001 per share. As of the Closing Date, there will be the following issued and outstanding common shares of Bridgeport: 11,502,528 common shares of which 8,008,888 are "restricted" shares. In addition, in accordance with the terms of this Agreement, the WealthHound Shareholder shall obtain 60,000,000 Bridgeport "restricted" common shares under Rule 144.

         All issued and outstanding shares are legally issued, fully paid and nonassessable and issued in violation of the preemptive rights of any person;

         (d) The Bridgeport Common Shares to be issued to the WealthHound Shareholders pursuant to the terms of this Agreement will be, when issued in accordance with the terms hereof, legally issued, fully paid and non-assessable;

         (e) This Agreement has been duly and validly authorized, executed, and delivered and constitutes the legal and binding obligation of Bridgeport, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

         (f) To the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened by or against Bridgeport or affecting

         Bridgeport's properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind except as agreed to herein pursuant to
         Section 1.6; and

         (g) Bridgeport has taken all actions required by the applicable laws of the state of Florida to permit the issuance of the Bridgeport Common Shares to the WealthHound Shareholder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.1 BROKERS AND FINDERS. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person not listed in
Schedule 7.1 for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

         SECTION 8.2 LAW, FORUM AND JURISDICTION. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, United States of America.

         SECTION 8.3 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

         If to Bridgeport :                    Richard I. Anslow & Associates
                                               4255 Route 9, Suite D
                                               Freehold, New Jersey  07728


         If to WealthHound:                    Richard I. Anslow & Associates
                                               4255 Route 9, Suite D
                                               Freehold, New Jersey  07728

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have given as of the date so delivered, mailed or telegraphed.

         SECTION 8.4 ATTORNEYS' FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parities shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fee, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         SECTION 8.5 CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until the reorganization contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not used such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

         SECTION 8.6 SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

         SECTION 8.7 THIRD PARTY BENEFICIARIES. This contract is solely among WealthHound, WealthHound Shareholders and Bridgeport and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

         SECTION 8.8 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except a set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

         SECTION 8.9 SURVIVAL; TERMINATION. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

         SECTION 8.10 COUNTERPARTS. This Agreements may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         SECTION 8.11 AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         SECTION 8.12 INCORPORATION OF RECITALS. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

         SECTION 8.13 EXPENSES. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

         SECTION 8.14 HEADINGS; CONTEXT. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

         SECTION 8.15 BENEFIT. This Agreement shall be binding upon and shall insure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

         SECTION 8.16 PUBLIC ANNOUNCEMENTS. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

         SECTION 8.17 SEVERABILITY. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

         SECTION 8.18 FAILURE OF CONDITIONS; TERMINATION. In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

         SECTION 8.19 NO STRICT CONSTRUCTION. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against wither party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

         SECTION 8.20 EXECUTION KNOWING AND VOLUNTARY. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized of its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written. .

         ATTEST:                            BRIDGEPORT COMMUNICATIONS, INC.


________________________            By: /s/ Richard Herbst
                                        ----------------------------------
                  , Secretary               Richard Herbst, President

         ATTEST:                            WEALTHHOUND, INC.


/s/ Rebecca Brock                   By: /s/  Rebecca Brock
------------------------                ----------------------------------
Rebecca Brock, Secretary                    Rebecca Brock, President

WEALTHHOUND SHAREHOLDERS

WITNESS:
                                    /s/ Rebecca Brock
------------------------            -------------------------------------
                                            REBECCA BROCK

                                    FIRST SECURITIES INVESTMENT

                                    By: /s/ Illegible
------------------------              -----------------------------------


                                        /s/ Matthew Sher
------------------------            -------------------------------------
                                            MATTHEW SHER

                                        /s/ Eric Seiden
------------------------            -------------------------------------
                                            ERIC SEIDEN

                                       /s/ Scott Mager
------------------------            -------------------------------------
                                            SCOTT MAGER

                                    QUENTIN ROAD PRODUCTIONS, INC.

                                    By: /s/ Rebecca Brock
------------------------              -----------------------------------
                                       Rebecca Brock, President